NOTE 9
NEW ACCOUNTING PRONOUNCEMENT
In March 2008, Statement of Financial Accounting Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities (SFAS 161)an amendment of
FASB Statement No. 133 (SFAS 133), was issued and is effective for fiscal years beginning after November 15, 2008. SFAS 161 requires enhanced disclosures about how and why an entity uses derivative instruments and how derivative instruments affect an entitys financial position.